As filed with the Securities and Exchange Commission on July 7, 2008

Registration No. 333-119962

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 2

TO

FORM S–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNET NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3696170
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

235 Second Street

San Francisco, California 94105

(415) 344-2000

(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Andy Sherman

Senior Vice President, General Counsel and Corporate Secretary

235 Second Street

San Francisco, California 94105

(415) 344-2000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”), filed by CNET Networks, Inc., a Delaware corporation (the “Company”), removes from registration all securities registered under the Registration Statement on Form S-3 (Registration Number 333-119962) filed by the Company on October 26, 2004, as amended on November 22, 2004 (the “Registration Statement”), with the Securities and Exchange Commission, pertaining to the registration of $300,000,000 in debt securities, common stock, preferred stock and equity warrants.

On May 15, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CBS Corporation, a Delaware corporation (“CBS”), and Ten Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of CBS, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by CBS. The Merger became effective at 12:00 p.m. (noon) on June 30, 2008 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of common stock (including the associated preferred stock purchase rights) of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by CBS or the Purchaser or shares with respect to which appraisal rights were properly exercised under Delaware law) converted into the right to receive $11.50 per share in cash, without interest and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on this 7th day of July, 2008.

CNET NETWORKS, INC.

By:	/s/ Andy Sherman
Name:	Andy Sherman
Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 has been signed by the following persons on July 7, 2008 in the capacities indicated.

Signature	Title

/s/ Neil M. Ashe	Chief Executive Officer (Principal Executive Officer)
Neil M. Ashe

/s/ Zander J. Lurie	Chief Financial Officer (Principal Financial Officer)
Zander J. Lurie

/s/ David C. Bernstein	Senior Vice President, Finance (Principal Accounting Officer)
David C. Bernstein

/s/ Louis J. Briskman	Director
Louis J. Briskman